For the fiscal period ended 6/30/05
File number 811-5186

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Goldman Sachs
Small Cap Value Portfolio

1.   Name of Issuer:
	optionsXpress Holdings, Inc.

2.   Date of Purchase
	1/26/05

3.   Number of Securities Purchased
	11,840

4.   Dollar Amount of Purchase
	$195,360

5.   Price Per Unit
	$16.50

6.   Name(s) of Underwriter(s) or Dealer(s) From whom Purchased
	Merrill Lynch, Raymond James & Assoc., William Blair & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Goldman Sachs & Co.
Merrill Lynch & Co.
Raymond James
William Blair & Company
Sandler O'Neil & Partners, L.P.